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Pricing Supplement dated September 18, 2001                      Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                     File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                         TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $100,000,000          Trade Date: September 18, 2001
Issue Price: See "Plan of Distribution"  Original Issue Date: September 24, 2001
Initial Interest Rate: 2.64976%          Net Proceeds to Issuer: $99,912,200
                                         Principal's Discount
Interest Payment Period: Quarterly         or Commission: 0.0878%
Stated Maturity Date: October 5, 2004
_______________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
          [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: January 5, 2002 Spread (+/-): +0.05%
     Interest Rate Reset Period: Quarterly        Spread Multiplier:  N/A
     Interest Reset Dates: January 5, April 5,    Maximum Interest Rate: N/A
      July 5 and October 5, commencing
          January 5, 2002
     Interest Payment Dates: January 5, April 5,  Minimum Interest Rate:  N/A
       July 5 and October 5, commencing           Index Maturity: 3 months
       January 5, 2002                            Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from September 24, 2001 to October 5, 2004
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
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                             ___________________________
                                 Merrill Lynch & Co.

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Plan of Distribution

          Under the terms of and subject to the conditions of terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.9122% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.